UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 10, 2015

Hilton Worldwide Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36243	27-4384691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102
(Address of Principal Executive Offices) (Zip Code)
(703) 883-1000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of Material Definitive Agreement.

The information included under Item 8.01 below with respect to the repayment in full of the $525 million mortgage loan previously secured by the Waldorf Astoria New York is hereby incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 8.01 below with respect to the mortgage loan on the Waldorf Astoria Orlando and Hilton Bonnet Creek is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On February 11, 2015, Hilton Worldwide Holdings Inc. (the “Company”) issued a press release to announce, among other things, that it had closed the previously announced sale of the Waldorf Astoria New York to an affiliate of Anbang Insurance Group Co. Ltd (the “Buyer”). The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Other than the information filed under Items 1.02, 2.03 and Item 8.01 in this Current Report on Form 8-K, the information in this Current Report on Form 8-K, including the information furnished under this Item 7.01 and in Exhibit 99.1 hereto, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

On February 10, 2015, the Company closed the previously announced sale of the Waldorf Astoria New York to the Buyer for a purchase price of $1.95 billion. Net proceeds of the sale, after giving effect to payoff of the mortgage loan on the Waldorf Astoria New York and certain prorations, adjustments and transaction expenses, were approximately $1.34 billion. In addition, the Company announced on February 11, 2015 that its subsidiaries had entered into purchase and sale agreements to acquire:

•	the resort complex consisting of the Waldorf Astoria Orlando and the Hilton Orlando Bonnet Creek in Orlando, Florida (the “Bonnet Creek Resort”);

•	the Casa Marina Resort in Key West, Florida;

•	the Reach Resort in Key West, Florida; and

•	the Parc 55 hotel in San Francisco, California,

for a total of approximately $1.76 billion, including $450 million of assumed debt (collectively, the “Hilton Acquisitions”).

The Company intends to use proceeds from the sale of the Waldorf Astoria New York to fund the Hilton Acquisitions as part of a tax deferred exchange of real property under Internal Revenue Code Section 1031. The Company expects all of the Hilton Acquisitions to close in the first quarter of 2015 and has funded into escrow earnest money deposits totaling approximately $176 million. In connection with the closing of the Bonnet Creek Resort acquisition, the Company will assume a $450 million mortgage loan that currently encumbers the resort. This mortgage loan is scheduled to mature in April 2018 but may be extended by one year at the borrower’s option, subject to customary conditions. The interest rate payable on the mortgage loan is one-month LIBOR plus 3.50%. If the mortgage loan is prepaid prior to May 1, 2015, there is a 1.0% prepayment fee; between May 1 and November 1, 2015, the prepayment fee is 0.5%. The mortgage loan is nonrecourse to the borrower, subject to specified customary carveouts. The parties to the documents governing the Hilton Acquisitions have made customary representations and warranties in the purchase and sale agreements and, subject to specified limitations, have agreed to indemnify each other against certain claims and losses. The Company also repaid in full the amounts outstanding under its existing $525 million mortgage loan on the Waldorf Astoria New York.

Because the sellers under the Hilton Acquisitions include certain affiliates of The Blackstone Group L.P., the Company’s current majority stockholders, the Hilton Acquisitions were subject to the review and approval of a special committee of independent members of the Company’s board of directors, none of whom is affiliated with Blackstone.  The special committee conducted a process that included engaging and receiving advice from independent third-party advisors, a series of in-depth meetings with management, advisors and in executive session, and detailed review of each of the Hilton Acquisitions and other transactions considered by management.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this current report (including the exhibits and attachments hereto) contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties. A discussion of factors that may affect future results is contained in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update forward-looking statements, except as may be required by law.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release of Hilton Worldwide Holdings Inc., dated February 11, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON WORLDWIDE HOLDINGS INC.

By:	/s/ Kevin J. Jacobs
Name:	Kevin J. Jacobs
Title:	Executive Vice President and Chief Financial Officer

Date: February 11, 2015